The Investment Company of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,549,720
Class B	$57,806
Class C	$43,246
Class F	$32,890
Total	$1,683,662
Class 529-A	$21,169
Class 529-B	$2,883
Class 529-C	$3,885
Class 529-E	$786
Class 529-F	$236
Class R-1	$572
Class R-2	$7,776
Class R-3	$14,853
Class R-4	$6,052
Class R-5	$42,780
Total	$100,992

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7400
Class B	$0.4808
Class C	$0.4602
Class F	$0.7294
Class 529-A	$0.7157
Class 529-B	$0.4422
Class 529-C	$0.4459
Class 529-E	$0.6158
Class 529-F	$0.7817
Class R-1	$0.4581
Class R-2	$0.4586
Class R-3	$0.6146
Class R-4	$0.7129
Class R-5	$0.8112

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,213,415
Class B	126,510
Class C	100,562
Class F	49,992
Total	2,490,479
Class 529-A	33,395
Class 529-B	7,129
Class 529-C	9,714
Class 529-E	1,434
Class 529-F	380
Class R-1	1,474
Class R-2	18,709
Class R-3	27,189
Class R-4	9,646
Class R-5	59,088
Total	168,158

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$33.51
Class B	$33.37
Class C	$33.31
Class F	$33.48
Class 529-A	$33.48
Class 529-B	$33.40
Class 529-C	$33.41
Class 529-E	$33.42
Class 529-F	$33.47
Class R-1	$33.39
Class R-2	$33.40
Class R-3	$33.45
Class R-4	$33.48
Class R-5	$33.51